                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                      THE MACERICH COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                             [THE MACERICH COMPANY]

                                 April 10, 2001

Dear Stockholder:

    You are cordially invited to attend our Annual Meeting of Stockholders, to be held on Friday, May 18, 2001 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California.

    The enclosed Notice and Proxy Statement contain details concerning the matters to be considered during the Annual Meeting. At the Annual Meeting, you will be asked to (i) elect three directors to each serve a three-year term and
(ii) ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of each of the three directors and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP. Please complete, sign and return your Proxy in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the Annual Meeting, even if you cannot attend.

    We look forward to seeing you at the Annual Meeting and thank you for your support.

                                          /s/ Mace Siegel

                                          Mace Siegel

                                          CHAIRMAN OF THE BOARD

                                          /s/ Arthur Coppola

                                          Arthur Coppola

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              THE MACERICH COMPANY
                             401 WILSHIRE BOULEVARD
                                    NO. 700
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2001

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Annual Meeting") of The Macerich Company, a Maryland corporation (the "Company"), will be held on Friday, May 18, 2001 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, for the following purposes described in this Notice and Proxy Statement:

    (1) To elect three members of the Board of Directors, each to serve for a three-year term;

    (2) To consider and vote upon ratification of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2001; and

    (3) To consider and act upon any other matter that may properly be brought before the Annual Meeting and at any adjournment or postponement thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned or postponed.

    The Board of Directors has fixed the close of business on Friday, March 23, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of record of the Company's common stock, $.01 par value per share, at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

    You are requested to complete and sign the enclosed form of Proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any Proxy may be revoked by delivery of a later dated Proxy, by written notice of revocation or by attending the Annual Meeting and voting in person.

                                          By Order of the Board of Directors

                                          /s/ Richard A. Bayer

                                          Richard A. Bayer

                                          SECRETARY

Santa Monica, California
April 10, 2001

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE POSTAGE-PREPAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                              THE MACERICH COMPANY
                             401 WILSHIRE BOULEVARD
                                    NO. 700
                         SANTA MONICA, CALIFORNIA 90401

                            ------------------------

                                PROXY STATEMENT
                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 18, 2001

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of The Macerich Company, a Maryland corporation (the "Company"), for use at its 2001 Annual Meeting of Stockholders to be held on Friday, May 18, 2001 at 10:00 a.m. local time at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California, and at any adjournment or postponement thereof (the "Annual Meeting").

    This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy are first being sent to stockholders on or about
April 10, 2001. The Board of Directors has fixed the close of business on March 23, 2001 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. The Common Stock constitutes the only class of securities of the Company authorized to vote. As of the Record Date, there were approximately 34,020,560 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held by them. Under the Company's charter and applicable law, a stockholder is not entitled to cumulative voting rights in the election of directors.

    The presence, in person or by proxy, of holders entitled to cast at least a majority of all the votes entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of all of the votes cast on the matter at the Annual Meeting will be required for the election of each of the three director nominees and the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent accountants. Under Maryland law, abstentions will count toward the presence of a quorum. Abstentions are not counted as votes cast and will have no effect on the vote for the election of directors or the ratification of the appointment of PricewaterhouseCoopers LLP.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED AND NOT REVOKED PRIOR TO THE VOTE AT THE ANNUAL MEETING WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED IN THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED AND NO OTHER INSTRUCTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2001. THE HOLDERS OF THE PROXY WILL ALSO HAVE DISCRETIONARY AUTHORITY TO VOTE ON OTHER MATTERS THAT MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR THAT MAY BE INCIDENT TO THE CONDUCT THEREOF. IT IS NOT ANTICIPATED THAT ANY MATTER OTHER THAN THOSE SET FORTH IN THIS PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record may revoke a Proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed Proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person, whether or not a Proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given Proxy.

    The Company's 2000 Annual Report, including financial statements for the fiscal year ended December 31, 2000, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The Bylaws provide that the Board of Directors consists of nine directors. The Board is divided into three classes with each class constituting one-third of the total number of directors. Each class serves a three-year term. The present term for the Class One directors expires at the Annual Meeting, and the present terms for the Class T wo and Class Three directors expire at the annual meetings of stockholders to be held in 2002 and 2003, respectively. Each director holds such office until his or her successor is duly elected and qualifies.

    The three Class One directors will be elected at the Annual Meeting to hold office until the annual meeting of stockholders in 2004 and until their respective successors are duly elected and qualify. The Board of Directors has nominated Edward C. Coppola, Fred S. Hubbell and Dr. William P. Sexton to continue to serve as Class One directors of the Company (the "Nominees"). Each of the Nominees is currently serving as a director of the Company. The Board of Directors anticipates that each of the Nominees will serve, if elected, as a director. However, if any nominee is unavailable for election, the Proxy holders may vote for another person nominated by the Board of Directors or the Board may amend the Bylaws to reduce the number of directors to be elected at the Annual Meeting.

    The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters--Stockholder Proposals" for a summary of these requirements.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES. PROXIES RECEIVED WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

INFORMATION REGARDING NOMINEES AND DIRECTORS

    The following table and biographical descriptions set forth certain information with respect to the directors of the Company (including the Nominees), each of whom has served continuously since elected, based on information furnished to the Company by each such director. The following information is as of March 1, 2001, unless otherwise specified.

                                                               AMOUNT AND NATURE OF                  PERCENT
                                               DIRECTOR       BENEFICIAL OWNERSHIP OF                   OF
NAME                                      AGE   SINCE             COMMON STOCK(1)                    CLASS(2)
----                                      ---  --------  ---------------------------------    ----------------------
NOMINEES
Class One:

Edward C. Coppola(5)....................  46     1994    428,906(6)(7)(8)                                      1.26%
Fred S. Hubbell.........................  49     1994    96,739(9)(10)(11)                              *
Dr. William P. Sexton...................  62     1994    30,173(12)(13)                                 *

CONTINUING DIRECTORS
Class Two:

Dana K. Anderson........................  66     1994    136,074(14)(15)(16)                            *
Theodore S. Hochstim....................  73     1994    31,195(18)(19)                                 *
Stanley A. Moore........................  62     1994    40,195(12)(18)                                 *

Class Three:

Arthur M. Coppola(5)....................  49     1994    795,805(20)(21)(22)                                   2.34%
James S. Cownie.........................  56     1994    193,965(12)(23)(24)(25)                        *
Mace Siegel.............................  75     1994    180,875(26)(27)                                *

                                            AMOUNT AND
                                             NATURE OF
                                            BENEFICIAL            PERCENT
                                          OWNERSHIP OF OP            OF
NAME                                        UNITS(1)(3)           CLASS(4)
----                                      ---------------  ----------------------
NOMINEES
Class One:
Edward C. Coppola(5)....................  841,368                            3.73%
Fred S. Hubbell.........................  --                         *
Dr. William P. Sexton...................  --                         *
CONTINUING DIRECTORS
Class Two:
Dana K. Anderson........................  1,332,632(17)                      4.32%
Theodore S. Hochstim....................  --                         *
Stanley A. Moore........................  --                         *
Class Three:
Arthur M. Coppola(5)....................  1,443,316                          6.58%
James S. Cownie.........................  --                         *
Mace Siegel.............................  3,514,316(28)                     10.86%

------------------------

   * The percentage of shares beneficially owned by this director does not exceed one percent of the Company's Common Stock.

 (1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units (as defined in Note 3 below) listed.

 (2) Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

 (3) The Company is the sole general partner of, and owns an aggregate of approximately 79% of the common and preferred ownership interests ("OP Units") in, The Macerich Partnership, L.P., a Delaware limited partnership (the "Operating Partnership"). The Operating Partnership holds directly or indirectly substantially all of the Company's interests in certain regional and community shopping centers (the "Centers"). In connection with the formation of the Company and the Operating Partnership, as well as subsequent acquisitions of certain Centers, OP Units were issued to certain persons in connection with the transfer of their interests in certain Centers. The OP Units are redeemable at the election of the holder for cash or, at the election of the Company, for shares of Common Stock on a one-for-one basis (subject to antidilution provisions).

 (4) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company's charter which limit the number of shares that may be acquired by such person.

 (5) Edward Coppola and Arthur Coppola are brothers.

 (6) Includes 276,667 shares subject to options granted to Mr. E. Coppola under the Amended and Restated 1994 Incentive Plan (the "Incentive Plan") that are currently exercisable or exercisable before May 1, 2001. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (7) Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 2,400 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola's children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held for his children or by his wife.

 (8) Includes 36,322 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the Incentive Plan that will vest after April 30, 2001.

 (9) Includes 900 shares held in trust by Mr. Hubbell as trustee and 10,000 shares held in trust for the benefit of Mr. Hubbell and his descendants. Also includes 2,500 shares held by a foundation of which Mr. Hubbell and his wife are trustees and as to which they disclaim any pecuniary interest. Also includes 4,000 shares held by his wife as to which Mr. Hubbell has neither voting or investment power and disclaims any beneficial ownership.

 (10) Includes 16,000 shares subject to options granted to Mr. Hubbell under the 1994 Eligible Directors' Stock Option Plan (the "Director Plan") and the Incentive Plan which are currently exercisable or exercisable before May 1, 2001.

 (11) Includes 9,739 stock units credited to Mr. Hubbell under the terms of the Company's Eligible Directors' Deferred Compensation/Phantom Stock Plan (the "Director Phantom Stock Plan"), the vesting and terms of which are described under "Compensation of Directors" below ("stock units"). Stock units do not represent outstanding shares or have voting rights and are non-transferrable.

 (12) Includes 20,500 shares subject to options granted to this director under the Director Plan and the Incentive Plan which are currently exercisable or exercisable before May 1, 2001.

 (13) Includes 9,673 stock units credited to Dr. Sexton under the terms of the Director Phantom Stock Plan.

 (14) Includes 36,799 shares held in trust by Mr. Anderson as trustee for the benefit of Mr. Anderson and his wife.

 (15) Includes 79,211 shares subject to options granted to Mr. Anderson under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001.

 (16) Includes 450 shares of non-transferrable restricted stock granted to Mr. Anderson under the Incentive Plan that will vest after April 30, 2001.

 (17) All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

 (18) Includes 9,695 stock units credited to this director and payable solely in shares of Common Stock under the terms of the Phantom Stock Plan.

 (19) Includes 18,000 shares subject to options granted to Mr. Hochstim under the Director Plan and the Incentive Plan which are currently exercisable or exercisable before May 1, 2001.

 (20) Includes 800 shares held by Mr. A. Coppola as custodian for his minor son as to which shares Mr. Coppola disclaims any beneficial ownership.

 (21) Includes 66,158 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the Incentive Plan that will vest after April 30, 2001.

 (22) Includes 500,000 shares subject to options granted to Mr. A. Coppola under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001. Also includes 51,488 shares of Common

      Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (23) Includes 9,761 stock units credited to Mr. Cownie under the terms of the Director Phantom Stock Plan.

 (24) Includes 4,679 shares held in trust for the benefit of, or by Mr. Cownie's wife as custodian for, Mr. Cownie's dependent child as to which shares Mr. Cownie has neither voting nor investment power and disclaims any beneficial ownership.

 (25) Includes 9,400 shares owned by Mr. Cownie's wife or held by Mr. Cownie's wife as custodian for a third party as to which shares Mr. Cownie, in each case, has neither voting nor investment power and disclaims any beneficial ownership. Also includes 9,625 shares held in trust for unrelated third parties of which Mr. Cownie and his wife are trustees and as to which they disclaim any pecuniary interest.

 (26) Includes 100,875 shares of Common Stock held by the Mace and Jan Siegel Living Trust.

 (27) Includes 80,000 shares subject to options granted to Mr. Siegel under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001.

 (28) All 3,514,316 OP Units are held by the Mace and Jan Siegel Living Trust.

    The Company was formed on September 9, 1993 to continue the business of The Macerich Group, which had been engaged in the shopping center business since 1965. The principals of The Macerich Group consisted of Mace Siegel, Arthur Coppola, Dana Anderson, Edward Coppola, Richard Cohen and certain of their family members, relatives and business associates. The Company conducts all of its business through the Operating Partnership, the property partnerships and limited liability companies that own title to the Centers (the "Property Partnerships") and three management companies, Macerich Property Management Company, LLC, Macerich Management Company and Macerich Manhattan Management Company (collectively, the "Management Companies"). The Management Companies provide property management, leasing and other related services to the Company's properties. The Operating Partnership owns 100% of the non-voting preferred stock of Macerich Management Company, and all of the common stock of such company is owned by Messrs. Siegel, A. Coppola, Anderson and E. Coppola (the "Principals"). Macerich Manhattan Management Company is a wholly owned subsidiary of Macerich Management Company. Macerich Property Management Company, LLC is 100% owned by the Operating Partnership. See "Certain Transactions."

    The following provides certain biographical information with respect to all directors of the Company, including the Nominees.

    Dana K. Anderson has been Vice Chairman of the Board of Directors since its formation. In addition, Mr. Anderson served as Chief Operating Officer of the Company from its formation until December 1997. Mr. Anderson has been with The Macerich Group since 1966. He has 35 years of shopping center experience with The Macerich Group and the Company and 40 years of experience in the real estate industry. Mr. Anderson is a member of the Board of Directors of Alvamar Development Corp., a real estate development company, and Goodrich 560 Corp., an owner/operator of office buildings.

    Arthur M. Coppola has been President and Chief Executive Officer of the Company since its formation. Mr. Coppola has 26 years of experience in the shopping center industry, all of which has been with The Macerich Group and the Company. Mr. Coppola is also an attorney and a certified public accountant, a member of the Executive Committee of the Real Estate Roundtable and the Board of Governors of the National Association of Real Estate Investment Trusts, Inc.

    Edward C. Coppola has been Executive Vice President of the Company since its formation. He is responsible for directing the Company's acquisition activities and establishing the Company's strategic direction. He is also actively involved in the Company's capital market activities and in developing and maintaining relationships with joint venture partners. He has 25 years of shopping center experience with The Macerich Group and the Company. Mr. Coppola is also a member of the Board of Directors of Red 5 Interactive, Inc. and an attorney.

    James S. Cownie, currently a private investor, was the former Chairman of New Heritage Associates, a cable television operator with cable properties located in the Minneapolis/St. Paul, Minnesota area from 1991 to 1996. Prior to that, Mr. Cownie was Co-Founder and President of Heritage Communications, Inc., a cable television operator serving 22 states, from 1971 to 1990. Mr. Cownie is a member of the Board of Directors of Da-Lite Screen Company, a manufacturer of audio-visual equipment; MARKETLINK, INC., a cable telemarketing firm; and National By-Products, Inc., a converter of animal byproducts.

    Theodore S. Hochstim has been a self-employed real estate consultant for various department store companies and major shopping center owners since 1983. Previously, Mr. Hochstim was employed as a real estate executive by Sears Roebuck & Co. from 1967 to 1977 and by Federated Department Stores from 1977 to 1983. Mr. Hochstim currently serves on the Board of Directors and Audit Committee of Brown Brothers Harriman Trust Company of Texas, a trust company located in Dallas, Texas. Mr. Hochstim is also an attorney and a member of the Bar of New York and Texas.

    Fred S. Hubbell is a member of the Executive Board and Chairman of the Executive Committees of the Americas and Asia/Pacific for ING Group, a Netherlands-based banking, insurance and asset management company, and has served in such position since January 2000. From February 1999 until January 2000, Mr. Hubbell was a member of the Executive Committee of Financial Services International for ING Group and from October 1997 until February 1999, Mr. Hubbell was President and Chief Executive Officer of the United States Life and Annuities Operations for ING Group. Mr. Hubbell was formerly Chairman, President and Chief Executive Officer of Equitable of Iowa Companies, an insurance holding company, serving in his position as Chairman from May 1993 to October 1997, and as President and Chief Executive Officer from May 1989 to October 1997. Mr. Hubbell served in various capacities with Equitable of Iowa Companies since 1983, in addition to serving as Chairman of Younker's, a department store chain and subsidiary of Equitable of Iowa Companies, from 1985 until 1992, when the retail subsidiary was sold. Mr. Hubbell is also an attorney.

    Stanley A. Moore is Chief Executive Officer of Overton, Moore &
Associates, Inc., which constructs, owns and manages office, industrial and mixed-use space and has served in such position since 1973. Mr. Moore also has been a director of Overton, Moore & Associates, Inc. since 1973. Mr. Moore is past president of the Southern California Chapter of the National Association of Industrial and Office Parks, and is a board member of the Economic Resources Corporation of South Central Los Angeles.

    Dr. William P. Sexton is Vice President, University Relations of the University of Notre Dame and has served in such position since 1983. Dr. Sexton is also a Full Professor in the Management Department and teaches in the University's Executive MBA Program. Dr. Sexton has been employed as a professor in the Management Department of the Business School at Notre Dame since 1966.

    Mace Siegel has been Chairman of the Board of Directors of the Company since its formation. Mr. Siegel founded The Macerich Group in 1965 and has 48 years of experience in the shopping center business.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

    BOARD OF DIRECTORS. The Company is managed under the direction of a Board of Directors composed of nine members, a majority of whom are independent of the Company's management. The Board of Directors met five times in 2000. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and of each committee on which he served during 2000.

    EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors consists of Messrs. Moore, Siegel and A. Coppola and has such authority as is delegated by the Board of Directors, including authority to negotiate and implement acquisitions and to execute certain contracts and agreements with unaffiliated third parties. The primary purposes of the Executive Committee are (i) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the Board of Directors, (ii) to monitor and advise the Board of Directors on strategic business planning for the Company, and (iii) to deal with matters relating to the directors of the Company. The Executive Committee did not meet during 2000.

    AUDIT COMMITTEE. The Board's Audit Committee consists of Messrs. Hochstim and Cownie and Dr. Sexton, none of whom are officers or employees of the Company. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee met four times during 2000; Messrs. Cownie and Hochstim and Dr. Sexton attended all meetings.

    COMPENSATION COMMITTEE. The members of the Compensation Committee are Messrs. Moore and Cownie and Dr. Sexton, none of whom is an officer or employee of the Company. The Compensation Committee reviews and recommends to the Board of Directors compensation for the Company's officers and key employees, in addition to administering certain of the Company's employee benefit and stock plans. The Compensation Committee met four times during 2000; all members attended each meeting.

    The Board of Directors does not have a standing nominating committee. The full Board of Directors performs the function of such a committee and will consider nominees, if any, for election to the Board of Directors who are recommended in accordance with the provisions of the Bylaws.

COMPENSATION OF DIRECTORS

    Non-employee directors are compensated for their services according to a standard arrangement authorized by resolution of the Board of Directors. Subject to elections under the Director Phantom Stock Plan, each non-employee director is entitled to an annual retainer fee of $25,000, payable in equal quarterly installments, plus a fee of $1,000 for each Board meeting attended and $500 for every telephonic meeting attended. Non-employee directors attending any committee meeting are also entitled to an additional fee of $1,000 for each committee meeting attended and $500 for every telephonic meeting attended, unless the committee meeting is held on the day of a meeting of the Board of Directors. After February 10, 2000, the Chairman of each committee began receiving twice the amount of any meeting fees paid to the committee members. A Board member who is also an employee of the Company does not receive compensation for service as a director. Messrs. Siegel, A. Coppola, Anderson and
E. Coppola are the only directors who are also employees of the Company or a subsidiary. The reasonable expenses incurred by each director in connection with the performance of the director's duties are also reimbursed by the Company.

    Pursuant and subject to the terms of the Director Plan, each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates, on each December 31 commencing December 31, 1994, received and automatically will receive an annual grant of options to purchase 1,000 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock at the date of grant of such option. Under the Director Plan, each non-employee director, upon joining the Board of Directors, will also receive an initial grant of options to purchase 2,500 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock on such date. Commencing December 31, 1997, the Board established a policy providing that each director of the Company who is not otherwise an employee of the Company or any of its subsidiaries or affiliates will receive on each December 31 pursuant and subject to the terms of the Incentive Plan an annual grant of options to purchase 4,000 shares of Common Stock having an option price equal to 100% of the fair market value of the Common Stock at the date of grant of such option.

    On December 31, 2000, Messrs. Cownie, Hochstim, Hubbell and Moore and
Dr. Sexton were each granted options under the Director Plan to purchase 1,000 shares of Common Stock at a price of $19.19 per share. In addition, pursuant to the terms of the Incentive Plan, on December 31, 2000, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were each granted options to purchase 4,000 shares of Common Stock at a price of $19.19 per share. All of these options become fully exercisable six months after the date of grant. The options generally expire on the earlier of 12 months after a termination of service or 10 years after the date of grant.

    The Director Phantom Stock Plan offers eligible directors the opportunity to defer cash compensation for up to three years and to receive that compensation (to the extent that it is actually earned by service during that period) in shares of Common Stock rather than in cash after termination of service or a predetermined period. Such compensation includes the annual retainer, regular meeting fees and special meeting fees payable by the Company to an eligible director. Deferred amounts are credited as stock units at the beginning of the applicable deferral period based on the then current market price of the Common Stock. Stock unit balances are credited with dividend equivalents (priced at market) and are ultimately paid out in shares on a 1:1 basis. A maximum of 250,000 shares of Common Stock may be issued in total under the Director Phantom Stock Plan, subject to certain customary adjustments. In 2000, Messrs. Cownie, Hochstim, Hubbell and Moore and Dr. Sexton were credited with approximately 944, 938, 942, 938 and 935 dividend equivalent stock units (which also vest based on service) under the Director Phantom Stock Plan, respectively. The vesting of the stock units is accelerated in case of the death or disability of a director or, after a change in control event, the termination of his services as a director.

EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the executive officers of the Company, the date each became an officer of the Company, and the number of shares of the Company's Common Stock and OP Units beneficially owned by each of them as of March 1, 2001. Executive officers of the Company serve at the pleasure of the Board of Directors. All but one of the executive officers of the Company have employment agreements with the Company as described below.

                                                                                                                 AMOUNT AND
                                                                                                                  NATURE OF
                                                             AMOUNT AND NATURE OF             PERCENT            BENEFICIAL
                                                  OFFICER    BENEFICIAL OWNERSHIP                OF             OWNERSHIP OF
NAME                  AGE         POSITION         SINCE      OF COMMON STOCK(1)              CLASS(2)           OP UNITS(1)
----                  ---   --------------------  -------  ------------------------    ----------------------   -------------
Mace Siegel.........  75    Chairman of the        1993    180,875(4)(5)                         *              3,514,316(6)
                              Board of Directors
Arthur M. Coppola...  49    President and Chief    1993    795,805(7)(8)(9)                             2.34%   1,443,316
                              Executive Officer
Dana K. Anderson....  66    Vice Chairman of the   1993    136,074(10)(11)(12)                   *              1,332,632(13)
                              Board of Directors
Edward C. Coppola...  46    Executive Vice         1993    428,906(14)(15)(16)                          1.26%     841,368
                              President
Thomas E. O'Hern....  45    Executive Vice         1993    161,852(17)(18)(19)                   *                     --
                              President, Chief
                              Financial Officer
                              and Treasurer
Richard A. Bayer....  51    Executive Vice         1994    108,112(20)(21)                       *                     --
                              President, General
                              Counsel and
                              Secretary
David J. Contis.....  42    Executive Vice         1997    181,660(22)(23)(24)                   *                     --
                              President and
                              Chief Operating
                              Officer
Larry E. Sidwell....  57    Executive Vice         1998    165,625(25)(26)                       *                     --
                              President, Real
                              Estate


                             PERCENT
                                OF
NAME                         CLASS(3)
----                  ----------------------
Mace Siegel.........                   10.86%
Arthur M. Coppola...                    6.58%
Dana K. Anderson....                    4.32%
Edward C. Coppola...                    3.73%
Thomas E. O'Hern....            *
Richard A. Bayer....            *
David J. Contis.....            *
Larry E. Sidwell....            *

------------------------

   * The percentage of shares beneficially owned by this executive officer does not exceed one percent of the Company's Common Stock.

 (1) Except as provided under applicable state marital property laws or as otherwise noted, each individual in the table above has sole voting and investment power over the shares of Common Stock or OP Units listed.

 (2) Assumes that none of the outstanding OP Units or any convertible securities of the Company are redeemed for or converted into shares of Common Stock.

 (3) Assumes that all OP Units held by the person are redeemed for shares of Common Stock and that none of the OP Units or any convertible securities of the Company held by other persons are redeemed for or converted into shares of Common Stock, notwithstanding the percentage limitations under the Company's charter which limit the number of shares that may be acquired by such person.

 (4) Includes 80,000 shares subject to options granted to Mr. Siegel under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001.

 (5) Includes 100,875 shares of Common Stock held by the Mace and Jan Siegel Living Trust.

 (6) All 3,514,316 OP Units are held by the Mace and Jan Siegel Living Trust.

 (7) Includes 800 shares held by Mr. A. Coppola as custodian for his minor son as to which shares Mr. Coppola disclaims any beneficial ownership.

 (8) Includes 500,000 shares subject to options granted to Mr. A. Coppola under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001. Also includes 51,488 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (9) Includes 66,158 shares of non-transferrable restricted stock granted to Mr. A. Coppola under the Incentive Plan that will vest after April 30, 2001.

 (10) Includes 36,799 shares held in trust by Mr. Anderson as trustee for the benefit of Mr. Anderson and his wife.

 (11) Includes 79,211 shares subject to options granted to Mr. Anderson under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001.

 (12) Includes 450 shares of non-transferrable restricted stock granted to Mr. Anderson under the Incentive Plan that will vest after April 30, 2001.

 (13) All 1,332,632 OP Units are held by Mr. Anderson as trustee of the Anderson Family Trust for the benefit of Mr. Anderson and his wife.

 (14) Includes 276,667 shares subject to options granted to Mr. E. Coppola under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Coppola described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (15) Includes 31,000 shares held by the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) and 2,400 shares held by Mr. E. Coppola as custodian for his minor children. This family partnership is 90% owned by the trusts for Mr. Coppola's children and 5% owned by each of Mr. Coppola and his wife. Mr. Coppola disclaims any beneficial ownership of the shares held for his children or by his wife.

 (16) Includes 36,322 shares of non-transferrable restricted stock granted to Mr. E. Coppola under the Incentive Plan that will vest after April 30, 2001.

 (17) Includes 86,667 shares subject to options granted to Mr. O'Hern under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. O'Hern described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (18) Includes 2,395 shares held by Mr. O'Hern as custodian for his minor children as to which shares Mr. O'Hern disclaims any beneficial ownership.

 (19) Includes 15,081 shares of non-transferrable restricted stock granted to Mr. O'Hern under the Incentive Plan that will vest after April 30, 2001 and 661 shares of Common Stock held for Mr. O'Hern under the Company's 401(k)/Profit Sharing Plan.

 (20) Includes 47,166 shares subject to options granted to Mr. Bayer under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001 and 2,295 shares held by Mr. Bayer as custodian for his minor children as to which shares Mr. Bayer disclaims any beneficial ownership. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Bayer described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (21) Includes 12,395 shares of non-transferrable restricted stock granted to Mr. Bayer under the Incentive Plan that will vest after April 30, 2001.

 (22) Includes 101,667 shares subject to options granted to Mr. Contis under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Contis described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (23) Includes 22,298 shares of non-transferrable restricted stock granted to Mr. Contis under the Incentive Plan that will vest after April 30, 2001.

 (24) Includes 600 shares owned by Mr. Contis' wife as to which shares
      Mr. Contis has neither voting nor investment power and disclaims any beneficial ownership, and 1,700 shares held by Mr. Contis as custodian for his minor children as to which shares Mr. Contis disclaims any beneficial ownership.

 (25) Includes 86,667 shares subject to options granted to Mr. Sidwell under the Incentive Plan that are currently exercisable or exercisable before May 1, 2001. Also includes 39,869 shares of Common Stock pledged to secure the loan to Mr. Sidwell described on page 17 of this Proxy Statement under "Loans to Executive Officers."

 (26) Includes 16,392 shares of non-transferable restricted stock granted to Mr. Sidwell under the Incentive Plan that will vest after April 30, 2001.

    Biographical information concerning Messrs. Siegel, A. Coppola, Anderson and
E. Coppola is set forth under the caption "Information Regarding Nominees and Directors."

    Thomas E. O'Hern has been an Executive Vice President of the Company since December 1998 and has been the Chief Financial Officer and Treasurer of the Company since July 1994. Mr. O'Hern also served as a Senior Vice President of the Company from March 1994 to December 1998. From the formation of the Company to July 1994, Mr. O'Hern served as Chief Accounting Officer, Treasurer and Secretary of the Company. Mr. O'Hern is a member of the Board of Directors of The Abbey Company, a commercial real estate organization and Linux Progeny, Inc., a private software company. Mr. O'Hern is also a certified public accountant.

    Richard A. Bayer joined the Company in May 1994, and has been General Counsel and Secretary of the Company since July 28, 1994 and an Executive Vice President of the Company since December 1998. From 1983 to 1994, Mr. Bayer was an attorney with the law firm of O'Melveny & Myers LLP. From 1972 to 1983, Mr. Bayer held various professional positions at the University of California, San Diego, including Resident Dean of Revelle College and Associate Dean of Students.

    David J. Contis has been employed by the Company since May 1997, and currently serves as its Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Contis was employed from January 1980 to May 1997 by various affiliates of Equity Group Investments Inc., a diversified holding company for the real estate and corporate investments of Mr. Samuel Zell. From 1987 to 1997, Mr. Contis was employed in various capacities by Equity Properties & Development L.P., a subsidiary of Equity Group Investments Inc. Equity Properties & Development L.P. owned and managed a portfolio of 38 retail properties, aggregating 20 million square feet. In 1992, Mr. Contis was named Vice Chairman, Executive Vice President and Chief Operating Officer of Equity Properties & Development L.P. Mr. Contis is a member of the Board of Directors, Compensation Committee and Audit Committee of Dundee Realty Corp., Toronto, Canada. Mr. Contis is also an attorney. Mr. Contis is a Trustee of the International Council of Shopping Centers.

    Larry E. Sidwell joined the Company in February 1997 as Senior Vice President, Development of the Management Companies, and was appointed Senior Vice President, Development of the Company in April 1998 and is currently Executive Vice President, Real Estate. He is responsible for the Company's redevelopment and expansion activities involving anchor tenants. Mr. Sidwell held various positions with The May Department Stores Company during the period from April 1983 until joining the Company in 1997, including Vice President of the Western Region, and Senior Vice President of May Realty, Inc. Mr. Sidwell was Director of Development of C.B.L. & Associates, Inc. from December 1981 until March 1983, and prior to that held various positions with Sears, Roebuck and Co. during the period commencing in July 1969, including Vice President, Development for the Western Region for Homart Development Co.

EXECUTIVE COMPENSATION

    The following table and accompanying notes show for the Chairman, Chief Executive Officer, Vice-Chairman and the four next most highly compensated executive officers of the Company, as of December 31, 2000, the aggregate compensation paid by the Company and the Management Companies to such persons during 2000, 1999 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL               LONG TERM COMPENSATION AWARDS
                                            COMPENSATION(1)         ----------------------------------
                                          --------------------                           SECURITIES       ALL OTHER
                                           SALARY                   RESTRICTED STOCK     UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR      ($)(2)     BONUS($)      AWARDS($)(3)(4)    OPTIONS/SARS(#)    ($)(5)(6)
---------------------------    --------   ---------   --------      ----------------   ---------------   ------------
Mace Siegel..................    2000      350,000         --                --                 --          17,500
Chairman                         1999      348,394         --                --                 --          23,806
                                 1998      241,200         --                --                 --          16,918

Arthur M. Coppola............    2000      500,000        (3)           843,750                 --          50,000
President and Chief              1999      519,231        (3)           937,515            300,000          26,380
Executive Officer                1998      461,838         --           525,000            300,000          23,092

Dana K. Anderson.............    2000      300,000         --                --                 --          15,000
Vice Chairman                    1999      305,660         --                --                 --          15,283
                                 1998      260,140         --                --                 --          13,007

Edward C. Coppola............    2000      350,000        (3)           437,500                 --          22,300
Executive Vice President         1999      363,462        (3)           525,011             40,000          29,867
                                 1998      325,300         --           300,000                 --          21,045

David J. Contis..............    2000      310,140    125,374(3)(7)     300,000                 --          20,307
Executive Vice President         1999      322,068    131,816(3)(7)     337,522             40,000          55,314
and Chief Operating Officer      1998      309,633    139,866(7)        150,000                 --          23,582

Thomas E. O'Hern.............    2000      300,000    210,000(8)        110,000                 --          25,300
Executive Vice President,        1999      311,539        (3)           304,152             40,000          65,255
Chief Financial Officer          1998      282,031     50,000           150,000                 --          61,269
and Treasurer

Larry E. Sidwell.............    2000      250,000    122,500(3)(8)     191,250                 --           7,925
Executive Vice President,        1999      259,616     25,000(3)        212,514             40,000          11,723
Real Estate                      1998      245,111     37,500           112,500                 --           4,199

------------------------

(1) The value of all perquisites and personal benefits, securities or property provided by the Company to each of the above executives did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of the executive in any year.

(2) For 1999, the amount of salary paid is higher than the base salary for each executive because there was one additional pay period. Effective
    February 9, 1999, the base salary for Messrs. Siegel and Anderson increased. For 1998, the base salary for Messrs. A. Coppola, E. Coppola, O'Hern and Sidwell increased effective March 23, 1998. Salary earned but deferred under the Company's deferred compensation plans at the election of those officers is included in such amounts. Under split dollar life insurance arrangements with Messrs. Siegel, A. Coppola, Anderson and E. Coppola, the Company has used some portion of the amounts deferred to pay the component of the premium attributable to the whole life element of a life insurance policy for each executive. The component of the premium attributable to the term element of the policy is not paid by the Company.

(3) The Company established a new cash bonus/restricted stock program under the Incentive Plan for executives and senior officers (the "New Program") in 1998. In 1999 and 2000, eligible participants were offered the opportunity to elect to receive all or a portion of what would otherwise have been a cash bonus in restricted stock. Subject to certain conditions, if a participant elected to receive restricted stock instead of cash, he received a number of shares of Common Stock that was valued as of the date of the award at 1.5 times the amount he would otherwise then receive in cash. In 2000, Messrs. A. Coppola, E. Coppola, Contis and Sidwell elected to participate in the New Program. The notional cash amount of the executive's bonus received in restricted stock, the number of shares of restricted stock received under the New Program and the dollar value of such shares as of the measurement date based on the closing price of the Common Stock on February 18, 2000 of $20 1/8 were: Arthur M. Coppola--$337,500; 25,155 shares ($506,250); Edward C. Coppola--$175,000; 13,043 shares ($262,500);
    David Contis--$120,000; 8,944 shares ($180,000); and Larry Sidwell-- $67,500; 5,031 shares ($101,250). See also Note (4) below.

    In 1999, Messrs. A. Coppola, E. Coppola, Contis, O'Hern and Sidwell elected to participate in the New Program. The notional cash amount of the executive's bonus received in restricted stock, the number of shares of restricted stock received under the New Program and the dollar value of such shares as of the grant date based on the closing price of the Common Stock on March 31, 1999 of $22 11/16 were: Arthur M. Coppola--$375,000; 24,793 shares ($562,500); Edward C. Coppola--$210,000; 13,884 shares ($315,000);
    David Contis--$135,000; 8,926 shares ($202,500); Thomas O'Hern--$120,000;
    7,934 shares ($180,000) and Larry Sidwell--$75,000; 4,959 shares ($112,500).
    See also Note (4) below.

(4) Dollar amount shown equals the number of shares of restricted stock granted (including those grants under the New Program) multiplied by the stock price on the measurement date of February 18, 2000. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The number and dollar value of shares of restricted stock held on December 31, 2000, based on the closing price of the Common Stock on the last trading day of the year, December 29, 2000, of $19.19 were: Dana K. Anderson--450 shares ($8,636); Arthur M. Coppola-- 88,740 shares ($1,702,921); Edward C. Coppola--48,577 shares ($932,193);
    David J. Contis--30,096 shares ($577,542); Thomas E. O'Hern--21,506 shares ($412,700); and Larry E. Sidwell--23,463 shares ($450,255). Restricted stock shares granted prior to 2000 vest over a five-year period, with 20% of the shares vesting on each of the first, second, third, fourth and fifth anniversaries of the grant date except that grants of restricted stock made to Mr. A. Coppola and Mr. E. Coppola during 1997 vest over a three-year period, with 33 1/3 of the shares vesting on each of the first, second and third anniversaries of the grant date. All restricted stock granted in 2000 vests over a four-year period, with 25% of the shares vesting on each of the first, second, third and fourth anniversaries of the grant date. Dividends are paid on all shares of restricted stock at the same rate as on unrestricted shares. The vesting of restricted stock held by executive officers generally will be accelerated if the Company terminates the executive without cause or the executive, after a change in control, terminates for "good reason," subject to a minimum six month vesting period from the grant date and certain other limitations under the Incentive Plan and the awards agreements. Vesting can also be accelerated in the discretion of the Committee administering the Incentive Plan or pursuant to the terms of the employment agreements discussed below.

(5) Amounts shown for 2000, 1999 and 1998 include matching deferred compensation contributions by the Company as determined by the Board of Directors annually under certain deferred compensation plans. Amounts shown for Messrs. E. Coppola, Contis, O'Hern and Sidwell also include profit sharing contributions by the Company as determined by the Board of Directors annually under the Company's 401(k)/Profit Sharing Plan.

(6) Amounts shown for 1999 and 1998 include the amounts earned in 1999 and 1998 based upon selected crediting alternatives under the Company's deferred compensation plans by Mr. Siegel (1999--$6,386;

    1998--$4,858); Mr. A. Coppola (1999--$418; 1998--$0); Mr. E. Coppola
    (1999--$6,894; 1998--$1,030); Mr. Contis (1999--$34,410; 1998--$8,099);
    Mr. O'Hern (1999--$44,879; 1998--$39,867) and Mr. Sidwell (1999--$3,679;
    1998--$2,360). No amounts were earned in 2000 for these participants under these plans.

(7) Represents forgiveness of $110,000 of principal and $15,374 of imputed interest for 2000, represents forgiveness of $110,000 of principal and $21,816 of imputed interest for 1999 and represents forgiveness of $110,000 of principal and $29,866 of imputed interest for 1998, pursuant to a relocation loan agreement between the Company and Mr. Contis. See "Certain Transactions--Loans to Executive Officers." All amounts representing imputed interest were calculated at an imputed rate of 7% per annum.

(8) Includes forgiveness of $100,000 of principal of the stock purchase loans made to Messrs. O'Hern and Sidwell in 1997. See "Certain Transactions--Loans to Executive Officers."

EMPLOYMENT AND TERMINATION BENEFIT AGREEMENTS

    The Company entered into employment agreements on March 16, 1994 with Messrs. Siegel, A. Coppola, Anderson and E. Coppola which provide for various benefits, including annual base salaries of not less than $240,000, $250,000, $220,000 and $200,000, respectively. (Actual salaries paid are set forth in the "Summary Compensation Table" above). The agreements provide that the executive officers serve in their positions for an initial period of five years. The Company also entered into employment agreements with Mr. O'Hern and Mr. Bayer on September 1, 1996 which provide for various benefits, including an annual base salary of not less than $175,000 and $165,000, respectively. Mr. O'Hern's and Mr. Bayer's agreements provide that they will serve in their respective positions for an initial period of 2 1/2 years. The Management Companies also entered into an employment agreement with Mr. Sidwell on February 11, 1997, which provides for various benefits, including an annual base salary of not less than $225,000. Mr. Sidwell's agreement provides that he will serve in his position for an initial period of five years. All of the agreements also provide for automatic one-year extensions when one year of the term, as extended, remains unless notice to the contrary is delivered by either party within 30 days of the expiration date.

    The agreements provide for various payments to the executive officer or his beneficiaries in the event of his death, disability or termination of employment or a change in control. In the event of death or disability, during the remainder of the term of the agreement, the Company will continue to pay the executive or his beneficiaries, as applicable, the executive's annual base salary at the same time and in the same manner as if he had continued to perform services under the agreement. In addition, the executive or his surviving spouse is entitled to receive the same level of health insurance provided to other executives of the Company. If the executive's employment is terminated by the Company for cause or because the executive violated any non-competition, anti-solicitation or confidentiality provisions of the agreement, the agreement terminates without further obligation to the executive except for (i) payment in cash within 30 days of the termination date of an amount equal to the executive's annual base salary through the termination date and any accrued vacation pay, (ii) payment of any compensation previously deferred by the executive in accordance with the terms of the plan or agreement under which such compensation was deferred, and (iii) payment of any amounts due pursuant to the terms of any applicable welfare benefit plans. "Cause" means the Company, acting in good faith based upon information known to the Company, determines that the employee has (i) failed to perform in a material respect his obligations under the agreement, (ii) been convicted of a felony, or (iii) committed a material act of fraud, dishonesty or gross misconduct that is materially injurious to the Company. If the Company terminates the executive's employment other than for cause, including in the case of Mr. Sidwell a termination by Mr. Sidwell for "good reason" within two years after a change in control, the Company is required to pay to the executive a lump sum equal to three times the executive's base salary for one year at the rate in effect immediately prior to the executive's termination, any accrued vacation pay and any compensation previously deferred by the executive in accordance with the terms of any deferred compensation plan or agreement. Upon such a termination, Mr. Sidwell's agreement provides that the restrictions on his initial grant of restricted stock will lapse and the exercisability of his initial stock option grant will be accelerated except as limited by the specific terms of the Incentive Plan and his award agreement.

    The agreements, except Mr. Sidwell's, further provide that if, within two years following a change in control, the executive officer's employment is terminated other than for cause or he terminates his employment for "good reason", such executive officer will be entitled to receive by cashier's check an amount equal to the sum of the highest annual salary in effect during the three years preceding the change in control and the highest bonus award received under the Incentive Plan for any calendar year prior to the change in control. "Good reason" generally includes diminution in authority, reduction in base salary, change of location, or adverse modification of bonus, benefit plans or fringe benefits or breach of the agreement by the Company. However, in no event would such termination payments exceed specified limits under the Internal Revenue Code of 1986, as amended (the "Code"), or include parachute payments that exceed 2.99 times the average annual taxable compensation received by the executive officer for the five years preceding the year in which the change in control occurs. "Change in control" means, generally, stockholder approval of the dissolution, liquidation, merger or other reorganization of the Company involving a 50% or greater change in ownership, or a sale of substantially all the assets of the Company, or the acquisition of more than 20% of the Company's voting securities by any person.

    The vesting of restricted stock held by executive officers generally will be accelerated if the Company terminates the executive without cause or the executive, after a change in control, terminates for "good reason," subject to a minimum six month vesting period from the grant date and certain other limitations under the Incentive Plan and the awards agreements. The Compensation Committee also has discretionary authority to accelerate the exercisability of any or all options and the vesting of other awards under the Incentive Plan in a change in control or other context.

    In addition, the Company has established an executive officer salary deferral plan for Messrs. Siegel, A. Coppola, Anderson and E. Coppola pursuant to which participants are entitled to defer compensation until the earlier of a specified date established by the participant or his death. This plan provides that participants become 100% vested upon a change in control in all amounts credited to their accounts.

OPTION GRANTS

    OPTION GRANTS IN FISCAL YEAR 2000. None of the executives listed under the "Summary Compensation Table" received any option grants in 2000. The Company has not granted any stock appreciation rights.

    OPTION EXERCISES AND YEAR-END HOLDINGS. The following table sets forth information regarding the number and value of options held at the end of 2000 by the Company's Chairman of the Board, Chief Executive Officer, Vice Chairman and the four other most highly compensated executive officers.

                       FISCAL YEAR-END 2000 OPTION VALUES

                                                                   NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
                                                                    OPTIONS AT FISCAL           AT FISCAL
                                                                       YEAR-END(#)            YEAR END($)(1)
                             SECURITIES                           ----------------------   --------------------
                             ACQUIRED ON                               EXERCISABLE/            EXERCISABLE/
NAME                         EXERCISE(#)   VALUE REALIZED($)(2)       UNEXERCISABLE           UNEXERCISABLE
----                         -----------   --------------------   ----------------------   --------------------
Mace Siegel................        --                 --                     80,000/0            $15,200/0
Arthur M. Coppola..........        --                 --              598,782/301,218            $28,500/0
Dana K. Anderson...........     7,000            $13,125                     87,211/0            $11,820/0
Edward C. Coppola..........        --                 --               263,334/26,666            $28,500/0
David J. Contis............        --                 --                88,334/26,666            $     0/0
Thomas E. O'Hern...........        --                 --                73,334/26,666            $ 6,650/0
Larry E. Sidwell...........        --                 --                73,334/26,666            $     0/0

------------------------

(1) This amount represents solely the difference between the market value at December 29, 2000, the last trading day of the year ($19.19), of those unexercised options which had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

(2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of Common Stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

CERTAIN TRANSACTIONS

    The following provides a description of certain relationships and related transactions between various directors and executive officers of the Company and the Company or its subsidiaries.

    MANAGEMENT COMPANIES. As of December 31, 2000, all of the common stock of Macerich Property Management Company and Macerich Management Company was owned by the Principals, which enabled the Principals to control the election of the board of directors of each company. The Operating Partnership owned all of the non-voting preferred stock of Macerich Property Management Company and Macerich Management Company, which is generally entitled to dividends equal to 95% of the net cash flow of each company. Macerich Manhattan Management Company is a wholly owned subsidiary of Macerich Management Company. Effective March 29, 2001, Macerich Property Management Company merged with and into Macerich Property Management Company, LLC ("MPMC LLC"). MPMC LLC is a single-member Delaware limited liability company and is 100% owned by the Operating Partnership.

    The Management Companies provide property management, leasing and other related services to eight community shopping centers and other businesses in which Mr. Siegel has interests. Under the terms of the applicable management agreements, the Management Companies are reimbursed for compensation paid to on-site employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee equal to approximately one and one-half to five percent of gross rental revenue. Management fees earned from services provided to these community shopping centers and other businesses during the year ended December 31, 2000 were $89,862.

    Pursuant to the management agreements, the Operating Partnership and certain Property Partnerships engage the Management Companies to provide property management, leasing and other related services to the Centers. Under the terms of the management agreements, the Management Companies are reimbursed for compensation paid to on-site mall employees, leasing agents and redevelopment and construction staff, and other administrative expenses. In addition, the Management Companies earn a management fee typically equal to one and one-half to five percent of gross rental revenue. Management fees paid to the Management Companies for services provided to the Centers during the year ended
December 31, 2000 were $10,413,230.

    GUARANTEES. The Principals have guaranteed mortgage loans encumbering two Centers. The aggregate principal amount of the two loans is approximately $23,750,000, of which approximately $15,072,000 is guaranteed by the Principals as follows: Mr. Siegel $7,125,000; Mr. A. Coppola $1,900,000; Mr. Anderson $3,820,000 and Mr. E. Coppola $2,227,000.

    LOANS TO EXECUTIVE OFFICERS. During 1997, to encourage acquisitions of Common Stock by certain executives, the Company made loans to Messrs. Bayer, Contis, E. Coppola, O'Hern and Sidwell to finance their purchase of Common Stock on the open market. Each loan was in the principal amount of $999,887, is full recourse to the executive, has a term of ten years (unless the executive's employment is terminated earlier, whereupon the loan must be repaid within 10 business days, except as necessary to avoid short-swing profit exposure), bears interest at a rate of 7% per annum (which is payable quarterly and has been paid when due), and is secured by a pledge of 39,869 shares of Common Stock that were purchased by the executive. As of December 31, 2000, the outstanding balance of each of the loans for Messrs. Contis and E. Coppola was $999,887. Effective February 9, 2000, the Company forgave $100,000 of the outstanding principal of each of the loans made to Messrs. O'Hern, Sidwell and Bayer. The outstanding balance of each of these loans was $899,887 at December 31, 2000. During 1999, the Company authorized a loan of $1,000,000 to Mr. A. Coppola to finance his purchase of Common Stock on the open market. Mr. A. Coppola used this loan to purchase an aggregate of 51,488 shares in 1999 and 2000. The loan has the same terms as the loans described above and is secured by a pledge of the 51,488 shares of Common Stock that were purchased by Mr. A. Coppola. As of December 31, 2000, the outstanding balance of the loan was $999,994.

    In addition, during 1997, as part of the compensation package offered to Mr. Contis to encourage him to accept employment with the Company, the Company made a $550,000 relocation loan to him, which loan is non-interest bearing, is due on demand in the event Mr. Contis' employment is terminated, and is forgiven ratably over a five year term. As of March 1, 2001, the outstanding principal balance of the loan to Mr. Contis was approximately $110,000. See Note 7 on page 14 of this Proxy Statement.

    WEBSITE SERVICES. During 1999, the Company chose Red 5 Interactive, Inc. ("Red 5"), after evaluating other potential service providers, to develop websites for 43 of the Company's Centers. As of December 31, 2000, Red 5 was paid $448,410 for the website and maintenance services it provided under certain agreements with the Company. Red 5 will continue to provide website and maintenance services to the Company during 2001 at an approximate cost of $450,000. The Company believes the terms of these agreements with Red 5 are fair to the Company and are no less favorable than those available through unrelated third parties providing comparable services. Ed Coppola and the E.C. Coppola Family Limited Partnership (an entity controlled by Mr. E. Coppola) each own a 25.5% interest in Red 5. This family partnership is 90% owned by the trusts for Mr. Coppola's children and 5% owned by each of Mr. Coppola and his wife.
Mr. Coppola is also a director of Red 5. Mr. Coppola's sole interest and involvement in this transaction with Red 5 is through his and his family's ownership of Red 5 stock. Mr. Coppola's brother-in-law is the President and CEO, a director and 25% shareholder of Red 5.

                      REPORT OF THE COMPENSATION COMMITTEE

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE STOCK PERFORMANCE GRAPH INCLUDED IN THIS PROXY STATEMENT SHALL NOT BE DEEMED FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT OR THE STOCK PERFORMANCE GRAPH BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

    THE COMPENSATION COMMITTEE. The Compensation Committee (the "Committee") reviews and recommends to the Board of Directors compensation for the Company's officers and key employees and administers certain of the Company's employee benefit and stock plans, with authority to authorize awards under the Incentive Plan. The current members of the Committee are Messrs. Moore and Cownie and Dr. Sexton.

    OBJECTIVES OF THE COMPANY'S EXECUTIVE COMPENSATION PROGRAM. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and continuing its growth. The Company's objective has been to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives to achieve the business objectives of the Company which include encouraging stock ownership. The Committee intends to target aggregate compensation levels at rates that are reflective of current practices of comparable companies in the real estate investment trust ("REIT") industry, particularly companies that own retail malls.

    ELEMENTS OF THE PROGRAM. The Company's executive compensation program includes three principal elements, each of which is intended to serve the overall compensation philosophy of the Company. FIRST, the executive's base salary is intended to create a minimum level of compensation that is reasonably competitive with other retail mall REITs. SECOND, the Company uses stock options and restricted stock and may use other stock awards under the Incentive Plan as a long-term incentive. The Company believes that these types of awards are an important means to link the interests of management and stockholders and to encourage management to adopt a longer term perspective. FINALLY, the Company has established an annual incentive compensation plan for executive officers and other senior officers and key employees under which bonuses, which may be paid in cash and/or in the form of restricted stock, are awarded based upon the achievement of individual and corporate performance goals. The objective of this incentive compensation plan is to motivate and reward executives for performance that benefitted the Company and to recognize the contribution of its key employees. In 1998, the Company established the New Program under the incentive compensation plan to offer greater flexibility regarding cash bonuses and to provide a convenient method for electing to increase a participant's stock ownership in the Company. Under the New Program, eligible participants are offered the opportunity to receive all or a portion of what would otherwise have been a cash bonus in restricted stock. Subject to certain conditions, if a participant elects to receive restricted stock instead of cash, he receives shares of Common Stock that were valued as of the date of the award at 1.5 times the amount he would otherwise then receive in cash to reflect the substantial risks associated with the award. See Note 3 on page 13 of this Proxy Statement.

    Executive officers of the Company further participate in certain deferred compensation plans, and four executive officers also participate in a split dollar life insurance arrangement, to assist them in their tax and estate planning. In addition, the executive officers are eligible to receive other benefits such as medical and retirement benefits.

    COMPETITIVE COMPENSATION COMPARISONS. The Company has commissioned an outside consultant, FPL Associates ("FPL"), to assist the Committee in the development and review of the Company's compensation programs for its executive and senior officers and certain key employees. Among other things, FPL has reviewed the compensation programs of similar companies in the REIT industry, including retail mall owners, and compared them to the Company's compensation programs. Since the Company's

IPO, FPL has performed these reviews typically on an annual basis focusing on the development of a competitive total compensation program. The last compensation study was conducted in early 2000 prior to establishing the compensation structure for 2000.

    CEO COMPENSATION. Mr. Arthur Coppola's minimum base compensation, which is specified in his employment agreement with the Company, was established in connection with the Company's IPO in 1994. This employment agreement provides for a minimum annual base salary equal to at least $250,000 during the term of his agreement. This base salary is reviewed by the Committee on an annual basis and is subject to discretionary increases that generally are based on, in the subjective judgment of the Committee, individual and corporate performance (including the successful completion of acquisitions, financings, redevelopments, other business initiatives and increases in total funds from operations and funds from operations per share) and competitive, economic and other factors deemed relevant by the Committee. The 1998 compensation study indicated that Mr. Coppola's base salary remained low compared to his REIT industry peers. Effective March 23, 1998, Mr. Coppola's annual salary was increased to $500,000 per year largely based on this study and his salary has remained the same since such time.

    In addition to Mr. Coppola's base salary, he elected to receive in 2000 under the terms of the New Program 25,155 shares of restricted stock in lieu of a $337,500 cash bonus. The shares vest over a four-year period. The Compensation Committee changed the vesting period for all new restricted stock grants commencing in 2000 from five years to four years based on the 2000 compensation study which showed that the Company's peers generally have three to four year vesting periods. As an additional long-term incentive component of Mr. Coppola's compensation, in 2000 the Committee granted to Mr. Coppola an additional 16,770 shares of restricted stock that vest over a four-year period. These grants of restricted stock are subject to certain conditions. For details of these grants, see the table captioned "Summary Compensation Table" and the discussion at page 13 of this Proxy Statement. Mr. Coppola's long-term incentive compensation award was based upon the Committee's evaluation of his individual and the Company's performance in 2000 as well as the Committee's desire to maintain Mr. Coppola's long-term incentive compensation at a level which is competitive to that of his peers in the REIT industry. These restricted stock grants as well as the continuation of the New Program were made on a basis that is consistent with the Company's philosophy of granting long-term incentive awards to provide executives with a promise of longer term rewards directly linked to increased share values.

    OTHER EXECUTIVE OFFICERS. No base salaries of executive officers were increased in 2000. The Committee believed that the salary structure in place for all executive officers remained appropriate for 2000 subject to further review in 2001. The other executive officers also received, in some cases, bonus awards under the Company's incentive compensation plan and equity-based incentive compensation in the form of restricted stock awards in 2000. The 2000 restricted stock awards and bonuses were granted to certain executive officers based on the Committee's subjective evaluation of individual and corporate performance, including the same factors described above regarding Mr. A. Coppola's compensation. Messrs. E. Coppola, Contis and Sidwell each participated in the New Program and elected to convert all or a portion of what would otherwise have been a cash bonus to restricted stock. All of the named executives are entitled to receive minimum specified annual base salaries as set forth in their respective employment agreements with the Company, except Mr. Contis who does not have an employment agreement. The Committee contemplates that any annual increases will generally be based on substantially the same criteria that will be used for Mr. A. Coppola.

    In 2000, the Committee authorized a partial loan forgiveness with respect to the loans granted to Messrs. Bayer, O'Hern and Sidwell in 1997 to finance their acquisition of Common Stock on the open market. The purpose of these loans was to reward the high performance of these executives and encourage their increased stock ownership. However, the Committee believes this original purpose has been diminished by the sustained decline in the Company's stock price and that of the industry generally since these executives purchased their Common Stock. The 2000 compensation study also indicated that stock loan forgiveness programs were becoming common across the industry. Each of the loans granted to

Messrs. O'Hern, Sidwell and Bayer was forgiven in an amount equal to $100,000 effective February 9, 2000.

    SECTION 162(m) ISSUES.  The Committee's policy with respect to
Section 162(m) of the Code, to the extent Section 162(m) is applicable, is to make reasonable efforts to ensure that compensation remains deductible, while preserving the authority to pay compensation that may not be deductible if that is considered advisable to appropriately reward Company executives for their performance. The Company did not pay any compensation during 2000 that would be subject to the Section 162(m) limitation. Restricted stock grants, however, are not performance-based for these purposes and thus their cumulative vesting could result in non-deductible compensation in future years.

                            ------------------------

                     MEMBERS OF THE COMPENSATION COMMITTEE
                                James S. Cownie
                                Stanley A. Moore
                             Dr. William P. Sexton

                            STOCK PERFORMANCE GRAPH

    The following graph provides a comparison, from December 31, 1995 through December 31, 2000, of the cumulative total stockholder return (assuming reinvestment of dividends) of the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. Equity REIT Total Return Index (the "NAREIT Index"), an industry index of 175 REITs (including the Company). The NAREIT Index includes REITs with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate.

    The graph assumes that the value of the investment in each of the Company's Common Stock and the indices was $100 at the beginning of the period. The graph further assumes the reinvestment of dividends.

    Upon written request directed to the Secretary of the Company, the Company will provide any stockholder with a list of the REITs included in the NAREIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the NAREIT Index and the S&P 500 Index were provided to the Company by SNL Securities LC.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             TOTAL RETURN PERFORMANCE
INDEX VALUE
                     Macerich Company  S&P 500  NAREIT All Equity REIT Index
12/31/95                       100.00   100.00                        100.00
12/31/96                       141.35   122.86                        135.27
12/31/97                       164.60   163.86                        162.67
12/31/98                       158.24   210.64                        134.20
12/31/99                       139.98   254.97                        128.00
12/31/00                       142.19   231.74                        161.76

                                                                           PERIOD ENDING
                                                  ---------------------------------------------------------------
INDEX                                             12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
-----                                             --------   --------   --------   --------   --------   --------
The Macerich Company............................   100.00     141.35     164.60     158.24     139.98     142.19
S&P 500 Index...................................   100.00     122.86     163.86     210.64     254.97     231.74
NAREIT All Equity REIT Index....................   100.00     135.27     162.67     134.20     135.27     161.76

                             PRINCIPAL STOCKHOLDERS

    Except as otherwise noted, the following table sets forth information as of March 1, 2001 with respect to the only persons known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, based upon Schedule 13G and Schedule 13D reports filed with the Commission, and, as of March 1, 2001, the number of shares of the Company's Common Stock beneficially owned by its executive officers and directors as a group. Each of the persons listed below which has reported that it may be considered a beneficial owner of more than 5% of the Company's outstanding shares of Common Stock has certified that, to the best of its knowledge and belief, the shares were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The number of shares of the Company's Common Stock beneficially owned by each director is set forth in "Information Regarding Nominees and Directors" and the number of shares beneficially owned by each named executive officer is set forth in "Executive Officers."

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                          OWNERSHIP      CLASS
------------------------------------                          ----------   ----------
Stichting Pensioenfonds ABP.................................  2,795,933       8.22%
  Oude Lindestraat 70, Postbus 2889
  6401 DL Heerlen, The Netherlands(1)

Franklin Resources, Inc., Charles B. Johnson, Rupert H.
  Johnson, Jr. and Franklin Advisors, Inc.(2)...............  2,632,388       7.74%
  777 Mariners Island Boulevard
  San Mateo, California 94404

Cohen & Steers Capital Management, Inc.(3)..................  2,150,200       6.32%
  757 Third Avenue
  New York, New York 10017

AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D.
  Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage
  Assurance Mutuelle, as a group (collectively, the
  "Mutuelles AXA"), AXA and AXA Financial, Inc.(4)..........  1,958,206       5.76%

Lend Lease Rosen Real Estate Securities LLC, Lend Lease Real
  Estate Investments, Inc., Rosen Financial Services, II,
  L.L.C., Rosen Financial Services, Inc. and Kenneth T.
  Rosen(5)..................................................  1,942,850       5.71%

All directors and executive officers as a group
  (13 persons)(6)...........................................  2,551,176        7.5%

------------------------

(1) The Schedule 13D indicates that the reporting entity is an entity established under the laws of the Kingdom of the Netherlands whose principal business is investing funds held on behalf of public sector employees of The Kingdom of The Netherlands. The reporting person has sole voting and dispositive power with respect to all of such shares.

(2) These entities and individuals made a joint filing on Schedule 13G and indicated the securities (which they stated include 2,344,760 shares of Common Stock that would be received upon the conversion of 73,000,000 convertible debentures) reported are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. ("FRI"). Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. The Schedule 13G further indicates that Franklin Advisors, Inc., an investment advisor and affiliate of FRI, has sole voting and dispositive power with respect to 2,611,860 shares. Franklin Management, Inc., an investment advisor and affiliate of FRI, has sole dispositive power with respect to 20,528 shares.

(3) The Schedule 13G indicates that the reporting entity is a registered investment adviser and that the reporting entity has sole voting power with respect to 1,831,600 of such shares and sole dispositive power with respect to all of such shares.

(4) These entities made a joint filing on Schedule 13G indicating that the Mutuelles AXA, as a group, AXA and AXA Financial, Inc. were each a parent holding company and as such were each considered the beneficial owner of such shares which include 51,406 shares issuable upon conversion of convertible debentures. Mutuelles AXA, as a group, and AXA each expressly declared that the filing of the Schedule 13G was not an admission that it is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owner of such shares. One of the AXA entities, AXA Rosenberg (U.S.) and certain subsidiaries of AXA Financial, Inc., The Equitable Life Assurance Society of the United States ("Equitable Life") and Alliance Capital Management L.P. ("Alliance Capital") have voting and dispositive power with respect to these shares as follows: Equitable Life has shared voting power with respect to 114,900 of such shares and sole dispositive power with respect to 114,900 of such shares; Alliance Capital has sole voting power with respect to 301,400 of such shares, shared voting power with respect to 994,906 of such shares and sole dispositive power with respect to 1,319,606 of such shares; and AXA Rosenberg has sole voting power with respect to 352,700 of such shares and shared dispositive power with respect to 523,700 of such shares. The address of AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 370, rue Saint Honore, 75001 Paris France. The address for AXA Courtage Assurance Mutuelle is 26 rue Louis le Grand, 75002 Paris France. The address for AXA is 25, avenue Matignon, 75008 Paris France. The address for AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

(5) These entities made a joint filing on Schedule 13G and indicated that each of Rosen Financial Services II, LLC ("RFS II") and Lend Lease Real Estate Investments, Inc. ("LLREI") filed the Schedule 13G because it is the 50% parent of Lend Lease Rosen Real Estate Securities LLC ("LLR"), a registered investment adviser who acts as investment adviser to certain separate accounts which have purchased the Common Stock. Rosen Financial
    Services, Inc. ("RFS") is the parent of RFS II and Kenneth T. Rosen is the parent of RFS. LLR has sole voting power with respect to 1,729,070 of such shares and sole dispositive power with respect to all of such shares. The address of all of the above entities is 1995 University Avenue, Suite 550, Berkeley, CA 94704 except for LLREI. LLREI's address is 3424 Peachtree Road, Suite 800, Atlanta, GA 30326.

(6) Includes options to purchase shares under the Incentive Plan and under the Director Plan which are currently exercisable or exercisable before May 1, 2001, restricted stock granted under the Incentive Plan and stock units credited to certain directors under the Director Phantom Stock Plan. See also the Notes to the tables on page 3 and 9 of this Proxy Statement.

                            AUDIT COMMITTEE MATTERS

    The Audit Committee consists of three members, Messrs. Hochstim and Cownie and Dr. Sexton. In 2000, the Audit Committee met four times. The Audit Committee and the Board of Directors adopted a Charter for the Audit Committee which is attached to this Proxy Statement as Appendix A. The Company's securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the Audit Committee meet the independence standards of
Section 303.01(B)(2)(a) of the New York Stock Exchange Listing Company Manual.

                         REPORT OF THE AUDIT COMMITTEE

    THE FOLLOWING REPORT OF THE AUDIT COMMITTEE SHALL NOT BE DEEMED FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES THIS REPORT BY REFERENCE THEREIN, AND SHALL NOT BE DEEMED SOLICITING MATERIAL OR OTHERWISE DEEMED FILED UNDER EITHER OF SUCH ACTS.

    The Audit Committee of the Board of Directors assists the Board in performing its oversight responsibilities for the Company's financial reporting process, audit process and internal controls as more fully described in the Audit Committee Charter.

    The Audit Committee reviewed and discussed the Company's audited financial statements for the year ended December 31, 2000 with the Company's management and with the Company's independent accountants. In addition, the Committee discussed with the Company's independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Committee has also received and reviewed the written disclosures and the letter from the Company's independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the accountants their independence from the Company.

    Based on the review and discussions with management and the independent accountants described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                            ------------------------

                         MEMBERS OF THE AUDIT COMMITTEE
                                James S. Cownie
                              Theodore S. Hochstim
                             Dr. William P. Sexton

INFORMATION CONCERNING FEES OF INDEPENDENT ACCOUNTANTS

    For the year ended December 31, 2000, the Company paid fees to PricewaterhouseCoopers LLP for services in the following categories:

Audit Fees..................................................  $276,500
Financial Information
Systems Design & Implementation Fees........................        --
All Other Fees..............................................  $678,729

    All Other Fees includes $529,373 for tax planning and compliance services. The Audit Committee has considered whether the provision of the non-audit services noted above is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE
                       COMPANY'S INDEPENDENT ACCOUNTANTS

INDEPENDENT ACCOUNTANTS

    The Board of Directors, on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the year ending December 31, 2001. PricewaterhouseCoopers LLP (including its predecessors) has served as the principal independent accountants for the Company since its formation in September 1993.

    If the stockholders of the Corporation do not ratify the selection of PricewaterhouseCoopers LLP, or if such firm should decline to act or otherwise become incapable of acting, or if the employment should be discontinued, the Board of Directors, on the recommendation of the Audit Committee, will appoint substitute independent public accountants. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2001. PROXIES RECEIVED WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THE PROXY.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of Proxies in the form enclosed herewith will be paid by the Company. Solicitation will be made primarily by mail, but regular employees of the Company, without additional remuneration, may solicit Proxies by telephone, telegram, facsimile and personal interviews. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain Proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS

    For a matter to be properly presented at the Annual Meeting by a stockholder, the Secretary of the Company must have received written notice thereof after February 14, 2001 and on or before March 16, 2001, as specified in the Company's Bylaws.

    A stockholder proposal submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for inclusion in the Company's proxy statement and form of Proxy for the 2002 annual meeting of stockholders must be received by the Company by December 10, 2001. Such a proposal must also comply with the requirements as to form and substance established by the Securities Exchange Commission for such proposals. A stockholder otherwise desiring to bring a proposal before the 2002 annual meeting of stockholders (including generally any proposal relating to the nomination of a director to be elected to the Board of Directors) must deliver the proposal to the principal executive offices of the Company after February 17, 2002 and on or before March 19, 2002 (not less than 60 nor more than 90 days prior to the first anniversary of the previous year's annual meeting). Any such proposal should be mailed to: The Macerich Company, 401 Wilshire Boulevard, No. 700, Santa Monica, California 90401, Attn: Secretary. Copies of the charter and Bylaws may be obtained by providing a written request to the Secretary of the Company at that address.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission and the New York Stock Exchange. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all
Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company, all
Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were satisfied, except that Mr. Contis did not report on a timely basis two exempt gift dispositions totaling 114 shares of Common Stock and Mr. Cownie did not report on a timely basis his wife's purchase of 250 shares of Common Stock for her own account and her purchase of 35 shares for their son's account.

OTHER MATTERS

    The Board of Directors does not know of any matter other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, Proxies will be voted in accordance with the discretion of the Proxy holders.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY TODAY.

                                                                      APPENDIX A

                              THE MACERICH COMPANY
                            AUDIT COMMITTEE CHARTER

MISSION STATEMENT

    The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities with respect to the Company's financial reporting process, system of internal controls, audit process and compliance with legal and regulatory requirements. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management and the internal and external auditors. The internal and external auditors are ultimately accountable to the Board and the Audit Committee.

ORGANIZATION

    The members of the Audit Committee will meet the independence and experience requirements of the New York Stock Exchange.

    The Audit Committee will convene twice a year, usually alternating quarters. These meetings will be scheduled in conjunction with, and held prior to, the regular Board of Directors meetings. In addition, the Audit Committee will meet telephonically quarterly to discuss accounting results and any accounting issues prior to the release of quarterly earnings.

    The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

INTERNAL CONTROLS

    - Review with management and the external auditors the adequacy of internal controls that could significantly affect the Company's financial statements.

    - Monitor whether material internal control recommendations made by internal and external auditors have been implemented by management.

FINANCIAL REPORTING

GENERAL

    - Review with management and the external auditors significant accounting and reporting issues and understand their impact on the financial statements.

    - Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

    - Review major changes to the Company's auditing and accounting principles and practices as suggested by the external auditors, internal auditors or management.

ANNUAL FINANCIAL STATEMENTS

    - Review the annual audited financial statements and meet with management and the external auditors to review and discuss these financial statements and the results of the audit.

    - Make a recommendation to the Board regarding the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K.

INTERIM FINANCIAL STATEMENTS

    - Meet with management and the external auditors, either telephonically or in person, to review the interim financial statements and results of the review. (This may be done by the Committee Chairperson or the entire committee).

    - Discuss with management their system for developing and summarizing quarterly financial information and the role of the external auditors in reviewing quarterly financial information.

COMPLIANCE WITH LAWS AND REGULATIONS AND CODE OF CONDUCT

    - Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of conduct.

    - Ensure that a code of conduct is implemented in writing and that all employees are aware of it.

    - Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies, any material reports or inquiries received from regulatory governmental agencies.

INTERNAL AUDIT

    - Review the material activities and organizational structure of the internal audit function.

    - Review the qualifications and approve of the appointment, replacement, reassignment or dismissal of the director of internal audit.

    - Review the significant reports to management prepared by the internal auditing department and management's responses.

EXTERNAL AUDIT

    - Review the external auditors proposed audit scope and approach.

    - Review the performance of the external auditors and recommend to the board of directors the appointment or discharge of the external auditors.

    - Approve the fees to be paid to the external auditors for audit services and each non-audit service that exceeds 15% of the total auditing fees.

    - Obtain from the external auditors assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

    - Obtain reports from management, the Company's senior internal auditing executive and the external auditors that the Company's subsidiary entities are in conformity with applicable legal requirements and the Company's code of conduct.

    - Discuss with the external auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

    - Review with the external auditors any problems or difficulties the auditor may have or encountered and any management letter provided by the auditors and the Company's response to that letter. Such review should include:

       (a) any difficulties encountered in the course of the audit work, including any restriction on the scope of activities or access to required information.

       (b) any changes required in the planned scope of the internal audit.

       (c) the internal audit department responsibilities, budget and staffing.

    - Receive periodic reports from the external auditors regarding the auditors' independence, discuss such reports with the auditors, consider whether the provision of any non-audit services is compatible with maintaining the auditors' independence, and if so determined by the Audit Committee, recommend that the Board take appropriate action to ensure the independence of the auditors.

OTHER RESPONSIBILITIES

    - Meet with the external auditors, director of internal audit and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately.

    - Review and reassess the adequacy of the charter annually; obtain approval of any proposed changes from the Board.

    - Regularly update the Board of Directors about committee activities and make appropriate recommendations.

    - Prepare the necessary disclosure and report required by the Securities and Exchange Commission for the annual proxy statement.

    WHILE THE AUDIT COMMITTEE HAS THE RESPONSIBILITIES AND THE POWERS SET FORTH IN THIS CHARTER, IT IS NOT THE DUTY OF THE AUDIT COMMITTEE TO PLAN OR CONDUCT AUDITS OR TO DETERMINE THAT THE COMPANY'S FINANCIAL STATEMENTS ARE COMPLETE AND ACCURATE AND ARE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPALS. THIS IS THE RESPONSIBILITY OF MANAGEMENT AND THE EXTERNAL AUDITORS. NOR IS IT THE DUTY OF THE AUDIT COMMITTEE TO CONDUCT INVESTIGATIONS, TO RESOLVE DISAGREEMENTS, IF ANY, BETWEEN MANAGEMENT AND THE EXTERNAL AUDITORS OR TO ASSURE COMPLIANCE WITH LAWS AND REGULATIONS AND THE COMPANY'S CODE OF CONDUCT.

                              THE MACERICH COMPANY

             Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting to be held on May 18, 2001

The undersigned stockholder of The Macerich Company, a Maryland corporation (the "Company"), hereby appoints Thomas E. O'Hern and Richard A. Bayer, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company to be held at The Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California on May 18, 2001 at 10:00 a.m. local time, and at any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and revokes any Proxy heretofore given with respect to such meeting.

In their discretion, the proxies are authorized to vote upon such other matters as may come before the Annual Meeting or any adjournment or postponement thereof.

Election of Directors, Nominees: Edward C. Coppola, Fred S. Hubbell and Dr. William P. Sexton.

                          (change of address/comments)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this Proxy)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS PROXY.

                                                                     SEE REVERSE
                                                                        SIDE

                              Fold and Detach Here

                   X

Please mark your votes as in this example.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS OTHERWISE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

                                    FOR EXCEPT AS               WITHHELD
         FOR ALL                    NOTED BELOW                 AS TO ALL

1.   Election of all nominees for director.
     (see reverse)

Vote withheld from the following nominee(s):

--------------------------------------

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2001.

         FOR                        AGAINST                     ABSTAIN

Comments/Address Change

--------------------------------------
SIGNATURE(S)                      DATE
--------------------------------------

NOTE: Please sign exactly as name appears on this Proxy. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in another representative capacity, please give full title as such. Corporations and partnerships shall sign in full corporate or partnership name by authorized person.

The signer hereby revokes all Proxies heretofore given by the signer with respect to said meeting or any adjournment or postponement thereof.


                              Fold and Detach Here

                     You are cordially invited to attend the
                        Annual Meeting of Stockholders of
                              THE MACERICH COMPANY
                                   to be held
                  Friday, May 18, 2001 at 10:00 a.m. Local Time
                                       at
                           THE FAIRMONT MIRAMAR HOTEL
                             101 WILSHIRE BOULEVARD
                            SANTA MONICA, CALIFORNIA